Exhibit 99.4

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

October 21, 2005

Corgentech Inc.

650 Gateway Boulevard

South San Francisco, CA 94080

Attn:	Patrick A. Broderick, Esq.
Vice President, General Counsel and Secretary

Re:	Registration Statement on Form S-4 (the “Registration Statement”) of Corgentech, Inc. (“Corgentech”), to be filed with the Securities and Exchange Commission on or about the date hereof relating to the proposed merger (the “Merger”) of a wholly-owned subsidiary of Corgentech with and into AlgoRx Pharmaceuticals, Inc. (“AlgoRx”).

Dear Mr. Broderick:

Reference is made to our opinion letter (“our opinion”), dated September 22, 2005 addressed to the merger and acquisition committee (the “AlgoRx Committee”) of the board of directors of AlgoRx.

Our opinion was provided for the information and assistance of the AlgoRx Committee in connection with its consideration of the Merger and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Corgentech desires to include our opinion in the Registration Statement.

In that regard, we hereby consent to the inclusion of the full text of our opinion as Annex D to the joint proxy statement/prospectus included within the Registration Statement (the “Prospectus”) as well as to the references to us and our opinion into the Table of Contents to the Prospectus and under the following captions within the Prospectus:

•	“SUMMARY—Reasons for the Merger;”

•	“SUMMARY—Fairness Opinions Received by Corgentech and AlgoRx – Fairness Opinion Received by AlgoRx;”

•	“CORGENTECH PROPOSAL NO. 1 AND ALGORX PROPOSAL NO. 1 THE MERGER— “Background of the Merger,” “—AlgoRx’s Reasons for the Merger” and “—Fairness Opinion Received by AlgoRx;” and

•	“WHERE CAN YOU FIND MORE INFORMATION;”

as well as in Part II of the Registration Statement under the caption “Item 21. Exhibits and Financial Statement Schedules—Exhibits.”

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving this consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.